                                                                   EXHIBIT 10.16

                                BUSINESS ACCOUNT
                              OPERATING AGREEMENT


     THIS AGREEMENT is made as of February 1, 1997, by and between NORDSTROM, INC., a Washington corporation ("NORDSTROM"), AND NORDSTROM CREDIT, INC., a Colorado corporation ("CREDIT").

                                   WITNESSETH

     WHEREAS, subject to the terms and conditions of this Agreement, Nordstrom desires to transfer and assign to Credit and Credit desires to acquire from Nordstrom certain Receivables generated pursuant to certain credit accounts of Nordstrom, including rights in the Finance Charges derived therefrom during the full term of this Agreement; and

     WHEREAS, it is contemplated that following such transfer and assignment of the Receivables, Credit will collect the sums due thereon from the Obligors and the Receivables and account to Nordstrom therefor as provided herein; and

     WHEREAS, Nordstrom has requested that Credit undertake the collection and servicing responsibilities in respect of the Receivables;

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01. DEFINITIONS. As used in this Operating Agreement and unless the context requires a different meaning, capitalized terms used herein and not otherwise defined shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular.

     "AGREEMENT" shall mean this Operating Agreement as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.

     "ACCOUNT" shall mean each individual credit account in the portfolio of Nordstrom's revolving, purchase order contract and/or 30-day invoice business account receivables, which is now or hereafter established pursuant to a Credit Agreement between Nordstrom and an Obligor.

        "Accounting Period" shall mean a calendar month or any other regular period of time mutually agreed upon.

        "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday.

        "Closing Date" shall mean February 1, 1997.

        "Collection" shall mean all payments received by Credit in respect of the Receivables in the form of cash, checks, wire transfers, ATM transfers or other forms of payment in accordance with the Credit Agreements in effect from time to time or otherwise accepted by Credit, including all amounts received as recoveries with respect to Receivables which were previously recognized as charge-offs. A Collection received on an Account in excess of the aggregate amount of Receivables in such Account shall be credited to such Account or refunded to the Obligor in accordance with normal practices.

        "Credit Agreement" shall mean, with respect to an Account, the contract governing such Account.

        "Daily Accounts Receivable Settlement" shall mean a report in the form of Exhibit A, delivered pursuant to Section 4.01 of this Operating Agreement.

        "Debtor Relief Law" shall mean any federal or state bankruptcy or similar laws affecting the rights of debtors.

        "Defaulted Accounts" shall mean Accounts that are charged off under Nordstrom's usual and customary practices with respect to charging-off accounts.

        "Event of Default" shall mean the Events of Default defined in Article V thereof.

        "Finance Charges" shall mean, with respect to any Accounting Period, all monthly finance charges and any other fees posted by Nordstrom to the Obligors in respect to the Accounts during such Accounting Period.

        "Governmental Authority" shall mean the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guidelines" shall mean Nordstrom's policies and procedures relating to the operation of its credit business, including, without limitation, the policies and procedures for determining Defaulted Accounts, the creditworthiness of credit customers, the extension of credit to credit customers and the terms on which repayments are required to be made, and relating to the maintenance of accounts and collection of receivables, as such policies and procedures may be amended from time to time by Nordstrom.

     "Lien" shall mean a mortgage, pledge, lien, claim, equity interest, participation interest, security interest or other charge or encumbrance of any kind, including the retained security title of a conditional vendor or lessor.

     "Master File" shall mean the computer file maintained for each Account, containing account numbers and Receivable balances.

     "Monthly Settlement Statement" shall mean a report in the form of Exhibit B to this Operating Agreement prepared by Credit pursuant to Section 4.02 of this Operating Agreement.

     "New Accounts" shall mean new Accounts originated by Nordstrom under Credit Agreements currently in use by Nordstrom.

     "Obligor" shall mean, with respect to any account, the person or persons obligated to make payments with respect to such account, including any guarantor thereof.

     "Officer's Certificate" shall mean a certificate executed by the President or a Vice President of Nordstrom or Credit.

     "Person" shall mean and include a sole proprietor, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a government or an agency or political subdivision thereof.

     "Receivables" shall mean any and all amounts owing by the Obligor under an Account from time to time, including the right to payment of amounts owing for the payment of goods and services and amounts payable for Finance Charges. Receivables which are in Defaulted Accounts shall not be shown on records as amounts owing and shall cease to be Receivables on the day on which such Accounts become Defaulted Accounts. A Receivable shall be deemed to have been created at the end of the day on the date of initial processing of such Receivable.

     "Settlement Date" shall mean the fifteenth calendar day following the preceding month, or, if such day is not a Business Day, the next preceding Business Day.

     "Successor Servicer" shall mean a successor to Credit appointed pursuant to the provisions of Section 5.04 of this Operating Agreement.

     "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

                                   ARTICLE II

                           CONVEYANCE OF RECEIVABLES

     Section 2.01 Conveyance

               (a) Nordstrom hereby sells, assigns, transfers and conveys to Credit, without recourse, all of its right, title and interest in, to and under
(i) all Receivables hereafter arising in respect of each Account in Nordstrom's Master File as of the Closing Date and any New Accounts which become Accounts at any time following the Closing Date, together with all rights (but not the obligations) relating to the Receivables in and under the related Credit Agreements, (ii) all monies due or to become due with respect to the foregoing (including Finance Charges), and (iii) all proceeds of the foregoing. The foregoing assignment, transfer and conveyance does not constitute and is not intended to result in a creation or assumption by Credit of any obligation of Nordstrom or any other Person in connection with the Accounts, the Receivables, the Credit Agreements or any other agreement relating thereto, including, without limitation, any obligation to Obligors.

               (b) In connection with the foregoing conveyance, Nordstrom agrees to record and file, at its own expense, a financing statement with respect to the Receivables now existing and hereafter created and transferred by Nordstrom meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the transfer of the Receivables from Nordstrom to Credit, and to deliver a file-stamped copy of such finance statements or other evidence of such filings to Credit.

               (c) The amount payable as the purchase price for Receivables (including Receivables in New Accounts) purchased by Credit under this Agreement shall equal the net sum of all purchase orders or invoices accepted by Nordstrom as of the date of their origination.

               (d) The purchase price for Receivables shall be paid or provided for on each Business Day following the delivery of a Daily Accounts Receivables Settlement by payment by Credit to Nordstrom in immediately available funds.

               (e) The purchase price shall be adjusted on a daily basis with respect to any Receivable that was created in respect of merchandise refused or returned by the Obligor thereunder or as to which the Obligor thereunder has asserted a counterclaim or defense. The purchase price shall also be adjusted on a daily basis with respect to any Receivable which is reduced by Nordstrom by any cancellation or deletion which was created as a result of an error made at the point of sale or breach of a warranty made at the time of sale to Credit. The amount of such adjustment shall be equal to the amount of any such error made at the point of sale or breach of warranty made at the time of sale to Credit.

      (f) Nordstrom retains its ownership of and does not transfer to Credit all Receivables which may at any time be determined by Nordstrom to be uncollectible or which are required by any regulatory agency or generally accepted accounting principles to be accounted for as bad debts. The parties concur that ownership in such receivables shall be deemed never to have been transferred by Nordstrom to Credit but at all times retained by Nordstrom as owner.


                                  ARTICLE III

                            SERVICING OR RECEIVABLES

      Section 3.01 Credit Service Obligations

            (a) Credit, on behalf of Nordstrom, shall bill and collect the Receivables due on Accounts, and, except as otherwise limited herein, exercise all discretionary powers involved in such billing and collection and shall bear all costs and expenses incurred in connection therewith that may be necessary or advisable and permitted for carrying out the transactions contemplated by this Agreement. In the billing and collection of the Receivables due on Accounts, Credit shall exercise the same care and apply the same policies that it would exercise if it owned the Receivables.

            (b) Credit shall have full power and authority, acting alone or through any part to which Credit has subcontracted its obligations hereunder, to do any and all things in connection with such servicing which it may deem necessary or desirable. Credit shall be fully responsible to Nordstrom for any and all acts or failures to act of any such subcontractor to the same extent as if Credit were performing or directly responsible for such subcontractors' duties and responsibilities. Without limiting the generality of the foregoing and subject to Sections 5.03 and 5.04, Credit is hereby authorized and empowered to execute and deliver, on behalf of Nordstrom, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and, after the delinquency of any Receivable and the extent permitted under and in compliance with applicable law and regulations, to commence enforcement proceedings with respect to such Receivables; Nordstrom shall furnish Credit with any powers of attorney and other documents necessary or appropriate to enable Credit to carry out its servicing and administrative duties hereunder.

        Section 3.02. No Servicing Fee. Credit shall not be entitled to any servicing fee or other additional compensation hereunder.

        Section 3.0-4. Covenants of Credit. Credit hereby covenants that:

                (a) Computer Files. Credit will, at its own cost and expense, retain the Master File to be used as a record of the Accounts and copies of all material documents relating to each Account as custodian for Nordstrom:

                (b) Indemnification

                (i) In any suit, proceeding or action brought by Credit for any sum owing with respect to a Receivable, Nordstrom will save, indemnify and keep Credit harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under the related Account, arising out of a breach by Nordstrom of any obligation under such Account or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Obligor or its successor from Nordstrom, and all such obligations of. Nordstrom shall be and remain enforceable against and only against Nordstrom and shall not be enforceable against Credit.

                (ii) Nordstrom hereby agrees to defend and indemnify Credit against all costs, expenses, claims and liabilities in respect of any action taken by Nordstrom relative to any Receivable or arising out of any proven failure of compliance of any Receivable with the provisions of any law or regulation, whether federal, state or local, applicable thereto (including, without limitation, any usury law, the Federal Truth in Lending Act or Regulation Z of the Federal Reserve System).

                (c) Compliance With Law. Nordstrom will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Accounts or any parts thereof, provided, however, that Nordstrom may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights of Credit. Nordstrom will comply, in all material respects, with its obligations under the contracts with Obligors relating to Accounts.

          (d) Compliance With Law. Credit will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the servicing and collection of the Accounts or any parts thereof; provided, however, that Credit may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights of Nordstrom.

          (e) Assignments and Security Interests. Except for the transfers hereunder Nordstrom will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable, Account or books or records relating to any Receivable, whether now existing or hereafter created, or any interest therein; Nordstrom will immediately notify Credit of the existence of any Lien on any Receivable; Nordstrom shall defend the right, title and interest of Credit in, to and under the Receivables, whether now existing or hereafter transferred to Credit, against all claims of third parties claiming through or under Nordstrom.

                                   ARTICLE IV

                                  SETTLEMENTS

     Section 4.01. Daily Accounts Receivable Settlements. Credit shall deliver to Nordstrom the Daily Accounts Receivable Settlement in the form of Exhibit A hereto, which is hereby incorporated by reference for all purposes herein. Credit shall be obligated to deliver such Daily Accounts Receivables Settlement by 9:00 p.m. on each Business Day with respect to activity in the Receivables for the prior day (or, in the case of a Daily Account Receivable Settlement delivered on a day following a Saturday, Sunday or other non-Business Day, the aggregate activity for the preceding Business Day and such non-Business Days). The above discussion is a summary of the Daily Accounts Receivable Settlement, and the parties intend that the applications and procedures described in the Daily Accounts Receivables Settlement shall be construed with this Agreement; provided, that to the extent of any inconsistency or omission, Credit and Nordstrom agree to confer in good faith to resolve such inconsistency or omission. Credit and Nordstrom agree that Credit shall prepare each Daily Accounts Receivable Settlement as promptly as possible each Business Day on the basis of the "pre-audit" sales and collections figures transmitted for each day from Nordstrom's central computer processing center.

     Section 4.02. Monthly Settlement Statement

          (a) On each Settlement Date prior to 1:00 p.m., Credit shall deliver to Nordstrom a certificate in substantially the form of Exhibit B hereto (the "Monthly Settlement Statement") for the related Accounting Period.

          (b) One Business Day prior to each Settlement Date, Credit shall deliver to Nordstrom a copy of the proposed Monthly Settlement for such Settlement Date. Unless Credit shall have received written notification from Nordstrom not to settle in accordance with such Monthly Settlement Statement as a result of an error therein, which notification shall specify the reasons therefor in detail, all settlements shall be made in accordance with such Monthly Settlement Statement. Upon receipt of any notification of identified error, Nordstrom and Credit shall immediately confer in order to resolve such error.

                                   ARTICLE V

                    EVENTS OF DEFAULT; SERVICING TERMINATION

     Section 5.01. Events of Default. The occurrence and continuation of any one of the following events shall be an "Event of Default" under this Agreement:

          (a) A failure on the part of Credit to provide Monthly Settlement Statements and Daily Accounts Receivable Settlements to Nordstrom when due and continuance of such failure for two Business days; or

          (b) The filing of an involuntary case is commenced or filed against one party under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, or trustee, custodian, sequestrator or other similar official or of any substantial part of the party's property, or for the winding up of the affairs of liquidation, dissolution, or reorganization and the continuance of such case or filing unstayed for a period of thirty (30) consecutive days; or

          (c) An order for relief shall be entered in a case under Title 11 of the United States Code in which one party is a debtor, or one party shall become insolvent or admit in writing its inability to pay its debts as they come due, or the commencement by a party of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by a party to the appointment of or taking possession of by a receiver liquidator, assignee, trustee, custodian, sequestrator or other similar official of the party or of any substantial part of its property or the making by a party of an assignment for the benefit of creditors or the failure by a party generally to pay its debts as such debts become due or the taking of corporate action by the party in furtherance of any of the foregoing.

     Notwithstanding the foregoing, a delay in or failure of performance under
Section 5.01(a) shall not constitute an Event of Default if such delay or failure could not be prevented by the exercise of reasonable diligence by Credit and such delay or failure could not be prevented by the exercise of reasonable diligence by Credit and such delay or failure was caused by an Act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve Credit from discharging its obligations in a timely manner in accordance with the terms of this Agreement and Credit shall provide Nordstrom with an Officer's Certificate giving prompt notice of such failure or delay by it, together with a description of its efforts so to perform its obligations.

     Section 5.02 Remedies. If an Event of Default shall have occurred, either party may by notice given in writing to the other party (a "Termination Notice") terminate all of the rights and obligations of the other party under this Agreement. Notwithstanding any termination of its rights and obligations each party, each party shall remain responsible for any acts or omissions to act by it prior to such termination.

     Section 5.03.  Successor Servicer

               (a) After receipt by Credit of a Termination Notice, and on the date that a Successor Services shall have been appointed by Nordstrom pursuant to Section 5.04, all authority and power of Credit under this Agreement shall pass to and be vested in a Successor Servicer; and, without limitation, Nordstrom is hereby authorized and empowered (upon the failure of Credit to cooperate) to execute and deliver, on behalf of Credit as attorney-in-fact or otherwise, all documents, and other instruments upon the failure of Credit to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer or servicing rights.

               (b) Credit agrees to cooperate with Nordstrom and such Successor Servicer in effecting the termination of the responsibilities and rights of Credit to conduct servicing hereunder, including, without limitation, the transfer to such Successor Servicer of all authority of Credit to service the Receivables provided for under this

Agreement, including, without limitation, all authority over all Collections which shall on the date of transfer be held by Credit for deposit, or which shall thereafter be received with respect to the Receivables.

                (c) Credit shall promptly transfer a Master File relating to the Accounts and the Receivables therein to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Accounts and the Receivables in the manner and at such times as the Successor Servicer shall reasonably request. To the extent that compliance with this Section shall require Credit to disclose to the Successor Servicer information of any kind that Credit reasonably deems to be confidential, the Successor Servicer shall be required to enter into such customary licensing and confidentiality agreements as Credit shall deem necessary to protect its interest.

        Section 5.04. Appointment of Successor Servicer. On and after the receipt by Credit of a Termination Notice pursuant to Section 5.02, Credit shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by Nordstrom in writing or, if no such date is specified in the Termination Notice, or otherwise specified by Nordstrom, until a date mutually agreed upon by Nordstrom and Credit. Nordstrom shall as promptly as possible after the giving of a Termination Notice appoint a successor to Credit (the "Successor Servicer") and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to Nordstrom. Nordstrom may obtain bids from any potential successor servicer. If Nordstrom is unable to obtain any bids from any potential successor servicer and Credit delivers an Officer's Certificate to the effect that it cannot in good faith cure the Event of Default which gave rise to a transfer of servicing, then Credit shall offer Nordstrom the right to reacquire the Receivables.

                                   ARTICLE VI

                        OTHER MATTERS RELATING TO CREDIT

        Section 6.01. Limitation on Liability of Credit. No recourse under or upon any obligation or covenant of this Agreement, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, officer or director, as such, past, present or future, of Credit or of any successor corporation, either directly or through Credit, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Agreement and the obligations of

Servicer established hereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by the shareholder, officers or directors, as such of Credit or of any successor corporation, or any of them, or under or by reason of the obligations, covenants or agreements contained in this Agreement or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such under or by reason of the obligations or covenants contained in this Agreement or implied therefrom, are hereby expressly waived and released as a condition of, and as consideration for, the execution of this Agreement. Credit and any director or officer or employee or agent of Credit may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Credit shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Receivables in accordance with this Agreement which in its reasonable opinion may involve it in any expense or liability.

     Section 6.02 Credit Resignation. Credit shall not resign from the obligations and duties hereby imposed on it except upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law, and (ii) there is no reasonable action that Credit could take to make the performance of its duties hereunder permissible under applicable law. Any such determination permitting the resignation of Credit shall be evidenced as to clause (i) above by an opinion of counsel to such effect delivered to Nordstrom. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of Credit in accordance with Section 5.03 hereof.

     Section 6.03. Access to Certain Documentation and Information Regarding the Receivables. Credit shall provide Nordstrom and its representatives access to the documentation regarding the Accounts and the Receivables in such cases where
(1) Nordstrom is required by applicable statutes or regulations, or (2) any Person is permitted pursuant to a separate written agreement with Credit, to review such documentation, such access being afforded without charge but only
(i) upon reasonable request, (ii) during normal business hours, (iii) subject to Credit's normal security and confidentiality procedures, and (iv) at offices designated by Credit. Nothing in this Section 6.03 shall derogate from the obligation of Credit or Nordstrom to observe any applicable law prohibiting disclosure of information regarding the Obligors and the failure of Credit to provide access as provided in this Section 6.03 as a result of such obligation shall not constitute a breach of this Section 6.03.

      Section 6.04. Delegation of Duties. In the ordinary course of business, Credit may at any time delegate any of its duties hereunder to any Person who agrees to conduct such duties in accordance with the Guidelines. Such delegation shall not relieve Credit of its liabilities and responsibilities with respect to such duties, and shall not constitute a resignation within the meaning of Section 6.02 hereof. The delegation by Credit of its duties to any other servicer shall not relieve Credit of its duties hereunder.


                                  ARTICLE VII

                                 MISCELLANEOUS

      Section 7.01. Notices, Etc. Except where telephonic instructions or notices are authorized herein to be given, all notice, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by United States mail, postage prepaid, or by telecopy facsimile, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section 7.01. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number of numbers indicated for such party below:

            If to Nordstrom:

            NORDSTROM, INC.
            13531 E. Caley Avenue
            Englewood, Colorado 80111
            Attention: President
            Telephone: 303-397-4700
            Facsimile: 303-397-4775

            If to Credit:

            NORDSTROM CREDIT, INC.
            13531 E. Caley Avenue
            Englewood, Colorado 80111
            Attention: President
            Telephone: 303-397-4700

             Facsimile: 303-397-4775

        Section 7.02. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 7.03. Severability Clause. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 7.04. Amendments; Governing Law. This Agreement and the rights and obligations of the parties hereunder (i) may not be changed orally but only by an instrument in writing signed by the party against which enforcement is sought, and (ii) shall be construed in accordance with and governed by the laws of the State of Colorado.

        Section 7.05. Counterparts. This Agreement may be executed in any number of copies, and by the different parties thereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

        Section 7.06. Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

        Section 7.07. Right to Use Marks. Nordstrom hereby grants Credit a limited, non-exclusive license to use the trade marks, trade names, service marks, logos and other marks of Nordstrom that have been used in connection with the Accounts and Receivables for identification purposes, to the extent permitted by law, in any servicing and collection efforts.

        Section 7.08. Power of Attorney. Nordstrom hereby appoints and empowers Credit as its true and lawful attorney-in-fact, with full power of substitution, solely to endorse any check or other instrument made payable to Nordstrom and submitted by an Obligor as payment on any Account. This power of attorney shall be deemed to be a power coupled with an interest and irrevocable for so long as Credit services and collects the Accounts and Receivables.

        IN WITNESS WHEREOF, Nordstrom and Credit have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.


                                        NORDSTROM, INC.

                                        By: /s/ JOHN A. GOESLING
                                           ------------------------------------
                                           John A. Goesling


                                        NORDSTROM CREDIT, INC.

                                        By: /s/ JOHN WALGAMOTT
                                           ------------------------------------
                                           John Walgamott, President

                                   EXHIBIT A

                              N, INC. and NC, INC.
                      DAILY ACCOUNTS RECEIVABLE SETTLEMENT
                           DATE ____________________

                            AMOUNT TO SETTLE BETWEEN
                       NORDSTROM, INC. ("NORDSTROM") AND
                       NORDSTROM CREDIT, INC. ("CREDIT")

For the Day of ___________________

                                    DUE CREDIT                   DUE NORDSTROM
                                    ----------                   -------------
Purchase of Receivables                                           __________

Collections

-  Store Payments                   __________

-  Lockbox Payments                 __________

Other                               __________                    __________

SUBTOTAL                            __________                    __________

NET TRANSFER                        __________                    __________


Prepared by:   _______________
Approved by:   _______________

                                   EXHIBIT B

                              N, INC. and NC, INC.
                          MONTHLY SETTLEMENT STATEMENT
                            DATE ___________________

                            AMOUNT TO SETTLE BETWEEN
                       NORDSTROM, INC. ("NORDSTROM") AND
                       NORDSTROM CREDIT, INC. ("CREDIT")

For the Month of __________________


                                                 DUE CREDIT        DUE NORDSTROM
                                                 ----------        -------------

NSF Checks
- Store Payments                                                     ________

- Lockbox Payments                                                   ________

Credit Balance Refunds

- In Store                                                           ________

- System Generated                                                   ________

Back Office
  Adjustments                                     ________           ________

Miscellaneous Bad Debt Recoveries                 ________

Other                                             ________           ________

SUBTOTAL                                          ________           ________

NET TRANSFER                                      ________           ________

Prepared by:   ________
Approved by:   ________

                                  311/312 RENT

          311-1000-1220     Ending Balance      312-1000-1220     Ending Balance
      ==========================================================================
Feb-98            6,900              6,900            *65,253             65,253
Mar-98            6,900             13,800             23,300             88,553
Apr-98            6,900             20,700           **12,830            101,383
May-98            6,900             27,600             19,810            121,193
Jun-98            6,900             34,500             19,810            141,003
Jul-98            6,900             41,400             19,810            160,813
Aug-98            6,900             48,300             19,810            180,623
Sep-98            6,900             55,200             19,810            200,433
Oct-98            6,900             62,100             19,810            220,243
Nov-98            6,900             69,000             19,810            240,053
Dec-98            6,900             75,900          ***23,300            263,353
Jan-99            6,900             82,800             19,810            283,163

     * 312-1000-1220 - February 1998 included rent charge of $23,300 and "SC HDQ CAM97 ADM Accrual" of $41,953 = $85,253

    ** 312-1000-1220 - April 1998 included rent charge of $19,810 and credit of $6,980 rent alloc (Feb & March) = $12,830

   *** 312-1000-1220 - December 1998 included rent charge of $19,810 and
       "Reclass Prepaid Rent" of $3,490 = $23,300